Exhibit 10.4

EXECUTION VERSION

AMENDED AND RESTATED

PLEDGE AGREEMENT

between

CHENIERE CCH HOLDCO I, LLC,

a Delaware limited liability company

(Pledgor)

and

SOCIÉTÉ GÉNÉRALE,

(the Security Trustee)

Dated as of May 22, 2018

i

5.4	Limitation of Liens; No Sale	9
5.5	No Other Filings	9
5.6	Restrictions on Indebtedness	9
5.7	Filing of Bankruptcy Proceedings	9
5.8	Proceeds of Collateral	10
5.9	Maintenance of Records	10
5.10	Certificated Securities	10
5.11	Pledged LLC Interests	10
5.12	Change in Business	11
5.13	Separateness	11
5.14	Maintenance of Existence, Etc.	11
5.15	Merger and Liquidation, Sale of All Assets	12

ARTICLE VI. REMEDIES UPON EVENT OF DEFAULT		12

6.1	Remedies Generally	12
6.2	Remedies Upon an Event of Default	12
6.3	Application of Proceeds	12
6.4	Rights and Pledgor Obligations	12
6.5	Delivery of Collateral; Proxy	13

ARTICLE VII. MISCELLANEOUS		13

7.1	Remedies Cumulative; Separate Actions	13
7.2	Waiver of Rights of Subrogation	14
7.3	Understanding With Respect to Remedies, Waivers and Consents	14
7.4	Attorney-in-Fact	14
7.5	Continuing Assignment and Security Interest, Transfer of Notes	15
7.6	Security Interest Absolute	15
7.7	Limitation on Duty of the Security Trustee with Respect to the Collateral	16
7.8	Amendments; Waivers; Consents	17
7.9	Termination	17
7.10	Notices	17
7.11	GOVERNING LAW	18
7.12	Consent to Jurisdiction.	18
7.13	WAIVER OF JURY TRIAL	19
7.14	Reinstatement	20

ii

7.15	Severability	20
7.16	Survival of Provisions	20
7.17	Successions or Assignments	20
7.18	Headings Descriptive	20
7.19	Entire Agreement	21
7.20	Counterparts	21
7.21	Limitation of Liability	21
7.22	Third Party Beneficiaries	21
7.23	Non Recourse	21
7.24	Conflict	22
7.25	Amendment and Restatement.	22

EXHIBITS AND SCHEDULE

Exhibit A – Form of LLC Interest Certificate

Exhibit B – Limited Liability Company Interest Power

Exhibit C – Irrevocable Proxy

Schedule I – Description of Membership Interests

Schedule II – UCC Filing Jurisdiction

Schedule III – Pledgor Information and Filing Details

iii

AMENDED AND RESTATED PLEDGE AGREEMENT

This AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of May 22, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between CHENIERE CCH HOLDCO I, LLC, a limited liability company formed under the laws of the State of Delaware (“Pledgor”), and SOCIÉTÉ GÉNÉRALE, in its capacity as Security Trustee for the Secured Parties (together with its successors and permitted assigns in such capacity, the “Security Trustee”).

RECITALS

A. Cheniere Corpus Christi Holdings, LLC, a limited liability company formed and existing under the laws of the State of Delaware and headquartered in Houston, Texas (the “Company”), intends to engage in the Development.

B. The Company, the Guarantors, the Term Loan Facility Agent, each other Facility Agent party thereto, and the Intercreditor Agent have entered into that certain Common Terms Agreement, dated as of May 13, 2015, as amended by the First Amendment to the Common Terms Agreement, dated as of September 25, 2015, and as amended and restated by that certain Amended and Restated Common Terms Agreement, dated as of May 22, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Common Terms Agreement”), that sets out certain provisions regarding, among other things, common representations and warranties of the Company and the Guarantors, common covenants of the Company and the Guarantors, and common Events of Default under the Loans.

C. The Company, the Guarantors, the Senior Creditor Group Representatives party thereto, the Intercreditor Agent, the Security Trustee and the Account Bank have entered into that certain Common Security and Account Agreement, dated as of May 13, 2015, as amended by that certain First Amendment to the Common Security and Account Agreement, dated as of September 7, 2017, and that certain Second Amendment to the Common Security and Account Agreement, dated as of February 14, 2018, and as amended and restated by that certain Amended and Restated Common Security and Account Agreement, dated as of May 22, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Common Security and Account Agreement”), that sets out certain provisions regarding the appointment and obligations of the Security Trustee with respect to the Finance Documents.

D. The Pledgor and the Security Trustee have entered into that certain Pledge Agreement, dated as of May 13, 2015 (the “Initial Pledge Agreement”), pursuant to which, among other things, the Pledgor granted the Security Trustee, for the benefit of the Secured Parties, a perfected first-priority interest in the Collateral (as defined the Initial Pledge Agreement).

E. The Company, the Guarantors, the Term Lenders and the Term Loan Facility Agent have entered into a Term Loan Facility Agreement dated as of May 13, 2015, as amended and restated by that certain Amended and Restated Term Loan Facility Agreement dated as of May 22, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time), that sets out certain provisions regarding establishment by the Term Lenders of the credit facility to be used for the partial financing of the Development.

F. The Company, the Guarantors, the Working Capital Facility Agent, the Working Capital Lenders, the Issuing Banks and the Swing Line Lender have entered into that certain Working Capital Facility Agreement, dated as of December 14, 2016, as amended by that certain First Amendment to the Working Capital Facility Agreement, dated as of December 20, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time), that sets out certain provisions regarding establishment of the working capital facility to be used for the partial financing of the Development.

G. The Company, the Guarantors and the Indenture Trustee have entered into an Indenture dated as of May 18, 2016, as supplemented by the First Supplemental Indenture, dated as of December 9, 2016, and the Second Supplemental Indenture, dated as of May 19, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time), pursuant to which the Company has issued, and may issue, several series of Senior Notes.

H. The Company, the applicable Secured Creditors and the applicable Senior Creditor Group Representatives have entered, or may enter, into various Senior Debt Instruments under which the applicable Senior Creditors have agreed, or may agree, upon and subject to the terms of each such Senior Debt Instrument, to provide Senior Debt to the Company.

I. The Company, the applicable Hedging Bank, Gas Hedge Provider or Power Hedge Provider and the applicable Senior Creditor Group Representative have entered, or may enter, into various Permitted Hedging Instruments in order for the Company to hedge interest rate and other exposure under the Senior Debt Obligations.

J. As of the date hereof, Pledgor is the only member of the Company and directly owns one hundred percent (100%) of the equity interests of the Company, and will obtain benefits as a result of such loans and other financial accommodations to the Company under the Finance Documents.

K. The Pledgor and the Security Trustee are entering into this Agreement in order to amend and restate the Initial Pledge Agreement and for the Pledgor to grant the Security Trustee, for the benefit of the Secured Parties, a perfected first-priority interest (subject only to Permitted Equity Liens) in the Collateral (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with the Security Trustee, for the benefit of the Secured Parties, as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings:

“Additional Pledge Agreement” means any Pledge Agreement between the Security Trustee and any Additional Pledgor entered into pursuant to Section 5.11(a), which Pledge Agreement shall be substantially in the form of this Agreement.

“Additional Pledgor” has the meaning given in Section 5.11(a)(i).

“Collateral” has the meaning given in Section 2.1.

“Company” has the meaning given in the recitals to this Agreement.

“General Subordination Agreement” has the meaning given in Section 4.13.

“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Cheniere Corpus Christi Holdings, LLC dated as of March 30, 2015.

“Permitted Equity Liens” means (a) Liens for Taxes not yet delinquent or which are being Contested, (b) Liens in favor, or for the benefit, of the Security Trustee and the other Secured Parties permitted pursuant to or required by this Agreement and the other Finance Documents, and (c) restrictions on transfer under any Government Rules relating to securities.

“Pledged LLC Interests” has the meaning given in Section 2.1(a).

“Pledgor” has the meaning given in the preamble to this Agreement.

“Units” has the meaning given in the Limited Liability Company Agreement.

1.2 Common Security and Account Agreement and UCC Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement (and the preamble hereto) shall have the meanings provided in Schedule A (Common Definitions and Rules of Interpretation) of the Common Security and Account Agreement or, if not defined therein, the UCC.

1.3 Rules of Interpretation. Unless otherwise provided herein, the rules of interpretation set forth in Section 1.2 (Interpretation) of Schedule A (Common Definitions and Rules of Interpretation) of the Common Security and Account Agreement shall apply to this Agreement, including its preamble and recitals, mutatis mutandis.

ARTICLE II.

PLEDGE AND GRANT OF SECURITY INTEREST

2.1 Granting Clause. To secure the timely payment in full in cash and performance of the Senior Debt Obligations, Pledgor hereby assigns, grants, pledges, conveys and transfers to the Security Trustee, for the benefit of the Security Trustee and the other Secured Parties, a Lien on and continuing security interest in all the estate, right, title and interest of Pledgor, whether now owned or hereafter existing or acquired by Pledgor, in, to and under any and all of the following (collectively, the “Collateral”):

(a) the limited liability company interests in the Company, including all of the Pledgor’s capital or ownership interest (including capital accounts) (collectively, the “Pledged LLC Interest”), including the Units described on Schedule I hereto;

(b) all of Pledgor’s rights to receive income, gain, profit, all shares, securities, membership or partnership interests, moneys or property representing a dividend, and other distributions or return of capital allocated or distributed to Pledgor in respect of, or resulting from a split up, revision, reclassification or other like change of or otherwise in exchange for all or any portion of the Pledged LLC Interests;

(c) all of Pledgor’s voting rights in or rights to control or direct the affairs of the Company;

(d) all other rights, title and interest in or to the Company derived from the Pledged LLC Interests (including all rights of Pledgor as a member of the Company under the Limited Liability Company Agreement);

(e) without affecting the obligations of the Company or Pledgor under any provision prohibiting that action under any Finance Document, in the event of any consolidation or merger of the Company in which the Company is not the surviving entity, (i) all shares, securities, membership, partnership or ownership interests, as applicable, of any successor entity formed by or resulting from that consolidation or merger including all rights, title, claims or interests associated therewith and (ii) all other consideration (including all personal property, tangible or intangible) received by Pledgor for such items described in sub-clause (i);

(f) all Subordinated Debt of the Company owed to Pledgor;

(g) all claims of Pledgor for damages arising out of, or for any breach or default relating to, the Collateral, other than any claims against the Security Trustee and the other Secured Parties;

(h) all rights of Pledgor to terminate, amend, supplement, modify, or cancel the Constitutional Documents of the Company, to take all actions thereunder and to compel performance and otherwise exercise all remedies thereunder;

(i) all notes, certificates and other instruments representing or evidencing any of the foregoing rights and interests or the ownership thereof from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests; and

(j) all proceeds, products and accessions (including “proceeds” as defined in Section 9-102(a)(64) of the UCC) and all causes of action, claims and warranties now or hereafter held by Pledgor, in respect of any of the items listed above, of and to the foregoing Collateral, whether cash or non-cash and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs, programs, printouts, databases and other computer materials, and documents in the possession or under the control of Pledgor;

provided, however, that “Collateral” shall not include any distributions by the Company to Pledgor in accordance with the Limited Liability Company Agreement if such distributions are not prohibited by the terms of the Finance Documents. Notwithstanding anything herein to the contrary, this Agreement shall not grant a Lien on, or any other right with respect to, any right, title or interest in any other property of the Pledgor (other than the Collateral).

2.2 Perfection of Security Interest.

Prior to or concurrently with the execution and delivery of this Agreement, Pledgor shall (a) file such financing statements in such offices as is necessary (as identified on Schedule II attached hereto) or as the Security Trustee may request to perfect the security interests granted by Section 2.1 as a first-priority security interest (except with respect to Permitted Equity Liens) and (b) deliver to the Security Trustee certificates executed by the Company in the form of Exhibit A hereto, accompanied by limited liability company interest powers executed by Pledgor in the form of Exhibit B hereto endorsed in blank and an irrevocable proxy, executed by Pledgor, in the form of Exhibit C hereto.

ARTICLE III.

OBLIGATIONS SECURED

Without limiting the generality of the foregoing, this Agreement and all of the Collateral secure the payment in full in cash when due of all the Senior Debt Obligations. If, notwithstanding the representation and warranty set forth in Section 4.3 or anything to the contrary herein, enforcement of the liability of Pledgor under this Agreement for the full amount of the Senior Debt Obligations would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of Pledgor hereunder shall be reduced to the highest amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PLEDGOR

Pledgor represents and warrants to and in favor of the Security Trustee and each other Secured Party, as of the date hereof, as follows:

4.1 Organization.

Pledgor is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2 Power and Authorization; Enforceable Obligations.

4.2.1 Pledgor has the power and authority to:

(a) execute, deliver, perform and incur obligations under this Agreement; and

(b) make the assignment and grant the Lien and Security Interest granted in the Collateral pursuant to this Agreement.

4.2.2 The execution, delivery and performance of this Agreement has been duly authorized by the Pledgor, and (assuming the due execution and delivery by the Security Trustee) is in full force and effect and constitutes a legal, valid and binding obligation of Pledgor, enforceable against it in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

4.3 Valid Lien; Perfection.

This Agreement is effective to create a legal, valid and enforceable Lien on, and security interest in, all of the Collateral, and the Secured Parties have a first priority perfected security interest in the Collateral (subject to Permitted Equity Liens).

4.4 No Legal Bar.

(a) The Pledgor’s Constitutional Documents do not conflict with or prevent execution or delivery or performance by it of the Finance Documents to which it is a party;

(b) Neither (i) any material law applicable to Pledgor, or agreement to which it is a party, nor (ii) any order, judgment or decree to which it or any of its assets are subject conflict in any material respect with, or prevent execution or delivery or performance by it of the Finance Documents to which it is a party or conflict in any material respect with its Constitutional Documents; and

(c) The execution or delivery or performance by it of the Finance Documents to which it is a party does not result in the creation or imposition of any Lien upon or with respect to any of its property or its assets now owned or hereafter acquired, other than Liens created under the Security Documents and other Permitted Equity Liens.

4.5 Beneficial Ownership; Pledged LLC Interests.

Pledgor owns good and valid title to all of its property and assets included in the Collateral, free and clear of all Liens other than Permitted Equity Liens.

4.6 No Prior Assignment.

No previous assignment of, or security interest in, Pledgor’s right, title and interest in any of the Collateral has been made or granted by Pledgor.

4.7 No Other Financing Statements.

Pledgor has not executed and is not aware of any effective financing statement, security agreement or other instrument similar in effect covering all or any part of the Collateral on file in any recording office, except such as may have been filed pursuant to this Agreement and the other Finance Documents.

4.8 Name; Organizational Number.

The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of Pledgor is correctly set forth in Schedule III hereto.

4.9 Capital Adequacy; Etc.

Pledgor is not executing this Agreement with any intention to hinder, delay or defraud any present or future creditor or creditors of Pledgor.

4.10 Changes in Circumstances.

Pledgor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC) or (b) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a currently effective security agreement previously entered into by any other Person.

4.11 Sole Purpose Nature; Business.

Pledgor has not conducted nor is conducting any business or activities other than activities related to owning the Collateral and other business activities contemplated to be conducted by it in accordance with the Finance Documents.

4.12 Indebtedness.

Pledgor has no Indebtedness other than Indebtedness created hereby, and Subordinated Debt as expressly permitted or contemplated by the General Subordination Agreement, dated as of May 13, 2015, among the Pledgor, the Company, the Guarantors and the Security Trustee (the “General Subordination Agreement”).

4.13 No Default Under Constitutional Documents.

Pledgor is not in default of its obligations under any of its Constitutional Document.

4.14 No Litigation.

There is no action, suit or proceeding at law or in equity by or before any Governmental Authority or arbitral tribunal now pending, or to the knowledge of Pledgor, threatened, against Pledgor or any of its property or the Collateral which could reasonably be expected to result in a Material Adverse Effect.

4.15 Taxes.

Pledgor (or, for the purposes of this Section 4.15, if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) has timely filed or caused to be filed all tax returns that are required to be filed, and has paid (i) all Taxes shown to be due and payable on such returns or on any material assessments made against it or any of its property and (ii) all other material Taxes imposed on it or its property by any Governmental Authority (other than Taxes the payment of which are not yet due, giving effect to any applicable extensions, or which are being contested in good faith), and no tax Liens (other than Permitted Equity Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being contested in good faith).

4.16 Investment Company Act.

Pledgor is not, and after giving effect to the issuance of the Senior Debt and the application of proceeds of the Senior Debt in accordance with the provisions of the Finance Documents shall not be, an “investment company” required to be registered under the Investment Company Act of 1940.

ARTICLE V.

COVENANTS OF PLEDGOR

Pledgor covenants to and in favor of the Security Trustee and the other Secured Parties, until the Discharge Date, as follows:

5.1 Defense of Collateral.

Pledgor shall defend its title to the Collateral and the first-priority perfected security interest (subject to Permitted Equity Liens) of the Security Trustee (for the benefit the Secured Parties) in the Collateral against the claims and demands of all other Persons and shall contest in good faith to the extent permitted by applicable contractual obligations and Government Rules any effort to exercise remedies with respect to Permitted Equity Liens.

5.2 Continuation of Perfection; Preservation of Value.

(a) Pledgor agrees that from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Security Trustee may reasonably request, in order to perfect, to ensure the continued perfection of, and to protect the assignment and security interest granted or intended to be granted hereby or to enable the Security Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor shall (i) deliver all certificates evidencing the Collateral or any part thereof to the Security Trustee, as the Security Trustee may reasonably request, accompanied by such duly executed instruments of transfer or assignment in form and substance reasonably acceptable to the Security Trustee, and (ii) authorize, execute and file such other instruments, endorsements or notices, as may be necessary or as the Security Trustee may reasonably request, in order to perfect and preserve the assignments and first-priority security interests granted or purported to be granted hereby (subject to Permitted Equity Liens).

(b) Pledgor shall, promptly upon request, provide to the Security Trustee all information and evidence it may reasonably request concerning the Collateral to enable the Security Trustee to enforce the provisions of this Agreement.

5.3 Filing of Financing and Continuation Statements.

Pledgor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Security Trustee may determine in its sole discretion are necessary (or in its reasonable discretion are advisable) to perfect the security interest granted to the Security Trustee herein, for the benefit of the Secured Parties. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any similar manner as the Security Trustee may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Security Trustee herein. The Security Trustee shall promptly deliver to Pledgor copies of any such statement, document or amendment.

5.4 Limitation of Liens; No Sale.

(a) Pledgor shall not directly or indirectly create, incur, assume or suffer to exist any Liens (except Permitted Equity Liens) on or with respect to all or any part of the Collateral. Pledgor shall at its own cost and expense promptly take such action as may be necessary to discharge any such Liens. Pledgor shall not take or permit to be taken any action in connection with the Collateral which would impair the interests or rights of Pledgor therein or which would impair the interests or rights of the Security Trustee therein or with respect thereto, except as expressly permitted by the Finance Documents; and

(b) Except as permitted by this Agreement and the other Finance Documents, Pledgor shall not cause, suffer or permit the sale, assignment, conveyance, pledge or other transfer (by operation of law or otherwise) of all or any portion of Pledgor’s ownership or interest in the Company or any other portion of the Collateral.

5.5 No Other Filings.

Pledgor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Security Trustee is not named as the sole secured party for the benefit of the Secured Parties, other than with respect to Permitted Equity Liens.

5.6 Restrictions on Indebtedness.

Pledgor shall not permit, create, incur, assume or suffer to exist any Indebtedness other than (a) Indebtedness created hereby and (b) Subordinated Debt that is expressly subject to the General Subordination Agreement.

5.7 Filing of Bankruptcy Proceedings.

To the extent permitted under applicable Government Rule, Pledgor, for itself, its successors and assigns, shall not cast any vote as owner of the Pledged LLC Interests or otherwise in favor of any action that would result in a violation by the Company of any of its Constitutional Documents.

5.8 Proceeds of Collateral.

Pledgor shall be permitted to receive and retain any distribution on any Collateral in accordance with the Limited Liability Company Agreement if such distribution is not prohibited by the terms of the Finance Documents. If Pledgor (a) in its capacity as owner of the Pledged LLC Interests or otherwise receives any income, dividend or other distribution of money or property of any kind from the Company (other than as permitted by the Finance Documents) or (b) receives any other dividend, distribution, interest, principal or other proceeds, securities or rights in relation to the Collateral (other than as permitted by the Finance Documents), then Pledgor shall hold such distribution or other payment as trustee for and shall promptly deliver the same to the Security Trustee to be applied as required under the Finance Documents.

5.9 Maintenance of Records.

Pledgor shall:

(a) keep full and accurate books and records relating to the Collateral in accordance with prudent business practice and, if reasonably requested by the Security Trustee, stamp or otherwise mark its books and records in such manner as the Security Trustee may reasonably require in order to reflect the Liens granted by this Agreement; and

(b) subject to Section 12.6 of the Common Security and Account Agreement, the provisions of Section 12.4(a) (Books and Records; Inspection Rights) of the Common Terms Agreement apply to this Agreement, mutatis mutandis, with the same effect as if any references in such section to the “Loan Parties” were references to the “Pledgor” for the purposes of this Section 5.9.

5.10 Certificated Securities.

Pledgor shall cause its equity interests in the Company to be evidenced by and remain “certificated securities” as defined in Article 8 of the UCC.

5.11 Pledged LLC Interests.

(a) Pledgor may cause the Company to issue any additional limited liability company interests in the Company at any time (whether or not certificated) unless such issuance is not permitted under the Common Terms Agreement and the other Finance Documents; provided, however, that such issuance shall only be permitted if the following occur: (i) provision is made for the inclusion of such interest in the Collateral (as defined hereunder or in any Additional Pledge Agreement (which Additional Pledge Agreement shall be executed and delivered to the Security Trustee by the owner (any such owner, an “Additional Pledgor”) of such additional limited liability company interests prior to the issuance thereof)), (ii) such interests are issued to Pledgor or any Additional Pledgor (or any of their respective successors and permitted assigns), (iii) all action has been taken necessary to create, in favor of the Security Trustee for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and first-priority security interest (subject to Permitted Equity Liens) in such interests, and all necessary filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that this Agreement or the Additional Pledge Agreement, as applicable, creates a first-priority perfected Lien (except with respect to Permitted Equity Liens) on and security interest in all right, title and interest in such interests, prior and superior to all other Liens (subject to Permitted Equity Liens) and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been obtained and (iv) the Security Trustee shall have received an opinion of counsel with respect to such interests that is substantially similar to the opinions delivered on or before the Closing Date covering the matters described in clause (iii) above. Pledgor shall not permit (i) the Company to have outstanding any subscription agreements, warrants, or options to acquire any limited liability company interests of whatever type; (ii) any limited liability company interest of the Company to be dealt in or traded on any securities exchange or in any securities market; or (iii) any limited liability company interest of the Company to be deemed an investment company security (as defined in Section 8-103(b) of the UCC).

(b) Unless the Security Trustee has, pursuant to and in accordance with ARTICLE VI below, delivered to Pledgor a notice directing Pledgor to cease exercising its voting rights, Pledgor may exercise, as it deems fit, but in a manner that would not impair the Liens granted hereunder or be inconsistent with the terms of the Finance Documents, all voting, consensual and other powers and rights (to the extent applicable) with respect to the Collateral.

5.12 Change in Business.

Pledgor shall not enter into or engage in any business other than owning the Collateral and other business activities contemplated by and otherwise in accordance with the Finance Documents.

5.13 Separateness.

Pledgor shall take no action which would cause the Company to fail to comply at all times with the applicable separateness provisions set forth in Section 12.24 to the Common Terms Agreement.

5.14 Maintenance of Existence, Etc.

(a)	Pledgor shall maintain its corporate existence;

(b)	Pledgor shall not take any action to amend or modify its Constitutional Documents in a manner that is in any material respect adverse to the interests of the Secured Parties or Pledgor’s ability to comply with the Finance Documents; and

(c)

(i)	Pledgor shall promptly provide copies of any amendments to its Constitutional Documents to the Security Trustee;

(ii)	Pledgor shall not change, alter or modify its legal or business name from the name shown in Schedule III hereto., jurisdiction of organization or type of organization, in each case without providing the Security Trustee with at least 30 days’ prior notice; and

(iii)	Pledgor shall not cease to be a partnership or an entity disregarded for US federal, state and local income tax purposes.

5.15 Merger and Liquidation, Sale of All Assets.

Pledgor shall take no action to liquidate itself, enter into any merger or sell or otherwise transfer all or substantially all its assets.

ARTICLE VI.

REMEDIES UPON EVENT OF DEFAULT

6.1 Remedies Generally.

Following a Declared Event of Default, any and all remedies under this Agreement may be exercised from time to time subject to and in accordance with the terms of the Intercreditor Agreement and Common Security and Account Agreement (including, for the avoidance of doubt, the receipt by the Security Trustee of a Security Enforcement Action Initiation Request or other instruction in accordance with the Common Security and Account Agreement).

6.2 Remedies Upon an Event of Default.

Subject in each case to Section 6.1 above, the Security Trustee shall have the right, at its election, but not the obligation, to exercise all rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted and otherwise exercise all rights and remedies with respect to the Collateral provided under the Common Security and Account Agreement). Such rights and remedies shall be consistent and exercised in accordance with the applicable provisions of Article 6 (Security Trustee Action), Article 8 (The Security Trustee) and Article 10 (Obligations Under Security Documents) of the Common Security and Account Agreement; provided, however, that any references to the “Company”, a “Securing Party” or a “Collateral Party” in the Common Security and Account Agreement shall be interpreted as references to the “Pledgor” for the purposes of this Section 6.2.

6.3 Application of Proceeds.

The proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in accordance with the Common Security and Account Agreement.

6.4 Rights and Pledgor Obligations.

No reference in this Agreement to proceeds or to the sale or other disposition of Collateral shall authorize Pledgor to sell or otherwise dispose of any part of the Collateral except as expressly permitted by this Agreement or the other Finance Documents. Neither the Security Trustee nor any other Secured Party shall be required to take steps necessary to preserve any rights against prior parties to any part of the Collateral.

6.5 Delivery of Collateral; Proxy.

The Security Trustee shall have the right, at any time in its discretion and without prior notice to Pledgor, following the occurrence and during the Continuation of a Declared Event of Default and pursuant to a Security Enforcement Action Initiation Request in accordance with the Common Security and Account Agreement, to transfer to or to register in the name of the Security Trustee or any of its nominees any or all of the Collateral and to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations; provided, however, that once such Event of Default has been cured or waived in accordance with the Finance Documents and the Security Trustee has received a Cessation Notice, the Security Trustee will promptly transfer to or register in the name or cause its nominees to transfer to or register in the name of Pledgor all such Collateral.

Pledgor agrees when delivering any notices, documentation, instruments or Collateral to the Security Trustee that Pledgor shall clearly identify to the Security Trustee the name of the Pledged LLC Interests and other Secured Parties associated therewith.

ARTICLE VII.

MISCELLANEOUS

7.1 Remedies Cumulative; Separate Actions.

(a) No right, power or remedy herein conferred upon or reserved to the Security Trustee hereunder is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by applicable Government Rules, be cumulative and in addition to every other right, power and remedy given hereunder or under any other Finance Document now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Security Trustee or any other Secured Party may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both. If the Security Trustee may, under applicable Government Rules, proceed to exercise its rights and remedies under this Agreement or any other Finance Document giving the Security Trustee a Lien upon any property securing the Senior Debt Obligations, whether owned by Pledgor, the Company or by any other Person, either by judicial foreclosure or by nonjudicial sale or enforcement, the Security Trustee may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of the rights and remedies of the Security Trustee under this Agreement.

(b) Delay Not Waiver; Separate Causes of Action. No failure on the part of the Security Trustee or any other Secured Party to exercise, and no course of dealing with respect to, and no delay or omission in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Security Trustee or any other Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No notice to or demand on Pledgor by the Security Trustee or any other Secured Party shall, in any case, entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Security Trustee or any other Secured Party to any other or further action in any circumstances without notice or demand. Any waiver, permit, consent or approval of any kind or character on the part of the Security Trustee or any other Secured Party of any breach or default under this Agreement, or any waiver on the part of the Security Trustee or any other Secured Party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Each and every default by Pledgor in payment hereunder shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises and every power and remedy given by this Agreement may be exercised from time to time, and as often as shall be deemed expedient, by the Security Trustee. The Security Trustee may bring and prosecute such separate action or actions against Pledgor, whether or not the Company or any other Person is joined in any such action (or a separate action or actions are brought against Pledgor, the Company, any other Person or any Collateral) for all or any part of the Senior Debt Obligations.

7.2 Waiver of Rights of Subrogation.

The waiver of subrogation set forth in Section 11.4 (No Subrogation) of the Common Security and Account Agreement shall apply to this Agreement mutatis mutandis, with the same effect as if any references in such section to the “Guarantors” were references to the “Pledgor” for the purposes of this Section 7.2.

7.3 Understanding With Respect to Remedies, Waivers and Consents.

Pledgor represents, warrants and agrees that (a) it has received a conformed copy of the Common Security and Account Agreement and, notwithstanding that it is not a party thereto, the Pledgor accepts and agrees to be bound by the terms and conditions thereof that are made applicable to this Agreement, and (b) the provision of clause (a) and each of the waivers and consents set forth in this Agreement and the Common Security and Account Agreement with respect to it is made voluntarily, irrevocably and unconditionally after consultation with outside legal counsel and with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Pledgor otherwise may have against the Loan Parties, the Security Trustee, any other Secured Party or any other Person or against any Collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable Government Rules, such waivers and consents shall be effective to the maximum extent permitted by law.

7.4 Attorney-in-Fact.

Pledgor hereby constitutes and appoints the Security Trustee, acting for and on behalf of itself and the other Secured Parties and on behalf of each successor or assign of the Security Trustee and the other Secured Parties, the true and lawful attorney-in-fact of Pledgor, with full power and authority in the place and stead of Pledgor and in the name of Pledgor, the

Security Trustee or otherwise, as the Security Trustee may deem necessary, subject to the terms of the Common Terms Agreement and the other Finance Documents, to do anything permitted under Section 8.3 (Attorney-in-Fact) of the Common Security and Account Agreement; provided, however, that the Security Trustee shall not exercise any such rights unless a Declared Event of Default has occurred and is Continuing and only in accordance with the Intercreditor Agreement and Common Security and Account Agreement. This power of attorney is a power coupled with an interest and shall be irrevocable prior to the Discharge Date; provided, however, that nothing in this Agreement shall prevent Pledgor from, prior to the exercise by the Security Trustee of any of the aforementioned rights, undertaking Pledgor’s operations in the ordinary course of business in accordance with the Finance Documents to which the Pledgor is a party.

7.5 Continuing Assignment and Security Interest, Transfer of Notes.

This Agreement shall create a continuing pledge and assignment of and first-priority security interest in the Collateral (except with respect to Permitted Equity Liens) and shall (a) remain in full force and effect until the Discharge Date, (b) be binding upon Pledgor and its successors and assigns and (c) inure, together with the rights and remedies of the Security Trustee, to the benefit of the Security Trustee, the other Secured Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (c), any of the Senior Creditors may assign or otherwise transfer the notes or other evidence of indebtedness held by them to any other Person to the extent permitted by and in accordance with the terms of the Senior Debt Instrument governing the relevant Senior Debt and the other Finance Documents, and such other Person shall thereupon become vested with all or an appropriate part of the benefits in respect thereof granted to the Secured Parties herein or otherwise. The release of the security interest in any or all of the Collateral, the taking or acceptance of additional security, or the resort by the Security Trustee to any security it may have in any order it may deem appropriate, shall not affect the liability of any Person on the indebtedness secured hereby.

7.6 Security Interest Absolute.

Until the Discharge Date, all rights of the Security Trustee and the other Secured Parties and the security interest hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any of the Finance Documents, any other Transaction Document or any other agreement or instrument relating thereto;

(b) the exercise by any Secured Party of any remedy, power or privilege contained in any Finance Document or available at law, equity or otherwise;

(c) the failure of any Secured Party or any holder of any note (i) to assert any claim or demand or to enforce any right or remedy against the Company, any Affiliate of the Company or any other Person under the provisions of any of the Finance Documents, any other Transaction Document or otherwise or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Senior Debt Obligations;

(d) any change in the time, manner or place of payment of, or in any other term of the Senior Debt Obligations (including any increase in the amount thereof), or any other amendment or waiver of or any consent to any departure from any of the Finance Documents or any other Transaction Document, except for any amendment, waiver, consent to departure effected in accordance with the applicable Finance Documents and other Transaction Documents;

(e) any action by the Security Trustee to take and hold security or Collateral for the payment of the Senior Debt Obligations, or to sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Security Trustee has been granted a Lien, to secure any indebtedness to the Security Trustee of Pledgor, the Company, any of its Affiliates or any other Person party to a Transaction Document;

(f) any reduction, limitation, impairment or termination of any of the Senior Debt Obligations for any reason other than the written agreement of the Secured Parties to reduce, limit or terminate such Senior Debt Obligations and Pledgor hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence (other than the occurrence of the Discharge Date) affecting, any Obligation of the Company, any Affiliate of the Company or otherwise;

(g) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Finance Document or any other Transaction Document except in accordance with the terms thereof;

(h) any exchange, surrender, release or non-perfection of any Collateral, or any release, amendment or waiver or addition of or consent to departure from any other security interest held by any Secured Party or any holder of any Note securing any of the Senior Debt Obligations;

(i) the application by the Security Trustee of any sums by whomever paid or however realized to any amounts owing by Pledgor, the Company or any other Person party to the Transaction Documents to the Security Trustee in accordance with the terms of the Finance Documents;

(j) any bankruptcy or insolvency of the Company, Pledgor or any other Person; or

(k) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor or any third party pledgor (other than the defense of payment).

7.7 Limitation on Duty of the Security Trustee with Respect to the Collateral.

(a) The Pledgor acknowledges that the Security Trustee is acting on behalf of the Secured Parties and is entitled to the exculpation provisions, indemnities and limitations of liability set out in the Common Security and Account Agreement, including without limitation Sections 8.1 (Appointment and Duties), 8.4 (Reliance), 8.5 (Liability), 8.6 (Consultation with

Counsel, Etc.), 8.8 (Indemnity), 8.10 (Certificates), 8.14 (Limitation on Security Trustee’s Duties in Respect of Collateral), 8.15 (Security Documents), 8.16 (Exculpatory Provisions), 8.19 (Treatment of Senior Creditors by the Security Trustee) and 8.20 (Compliance) of the Common Security and Account Agreement.

(b) The Security Trustee’s obligations are limited to those expressly set out in the Common Security and Account Agreement and this Agreement and the Security Trustee shall have all the benefits granted to it under the Common Security and Account Agreement (including the right to assign its rights and obligations under this Agreement in accordance with the Common Security and Account Agreement if it ceases to be the Security Trustee thereunder).

7.8 Amendments; Waivers; Consents.

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by agreement by the parties hereto with the Security Trustee acting in the same manner and based on the same instructions set forth in Section 7.2(a) and (b) (Modifications to Other Finance Documents) of the Common Security and Account Agreement.

7.9 Termination.

On the Discharge Date, this Agreement and the Liens, security interests and all other rights granted to the Security Trustee and the other Secured Parties hereby shall terminate and all rights to the Collateral shall automatically revert to Pledgor. Upon any such termination, the Security Trustee will return all certificates previously delivered to the Security Trustee representing the Pledged LLC Interests to Pledgor. The Security Trustee shall, at the expense of and upon written direction from Pledgor, execute and deliver to Pledgor such documents (including UCC-3 termination statements) as Pledgor shall reasonably request to evidence such termination, to release all security interests on the Collateral and to return such Collateral to Pledgor.

7.10 Notices.

All notices required or permitted under the terms and provisions hereof shall be in writing, and any such notice shall be effective if given in accordance with the provisions of Section 12.7 (Notices) of the Common Security and Account Agreement, mutatis mutandis. Notices to Pledgor or the Security Trustee may be given at the party’s respective address as set below:

Pledgor:

CHENIERE CCH HOLDCO I, LLC

700 Milam, Suite 1900

Houston, Texas 77002

Attention: Treasurer

Telephone: 713-375-5637

Fax: 713-375-6000

Email: lisa.cohen@cheniere.com

Security Trustee:

Société Générale

245 Park Avenue

New York, NY 10167

Attention: Ed Grimm

Telephone: (212) 278-6450

Fax: (212) 278-6136

Email: edward.grimm@sgcib.com

with a copy to:

Société Générale

245 Park Avenue

New York, NY 10167

Attention: Ellen Turkel

Telephone: (212) 278-6437

Fax: (212) 278-6136

Email: ellen.turkel@sgcib.com

7.11 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

7.12 Consent to Jurisdiction.

(a)	All Parties to this Agreement hereby consent to the non-exclusive jurisdiction of the courts of the State of New York.

(b)	Each Party hereto:

(i)	hereby irrevocably consents and agrees for the benefit of the Secured Parties that the federal or state courts in the Borough of Manhattan, the City of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of, or in connection with, this Agreement;

(ii)	irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii)	irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, the City of New York shall not limit the rights of the Security Trustee to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

(c)	Without prejudice to any other mode of service allowed under any relevant law, Pledgor:

(i)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;

(ii)	shall maintain a duly appointed and authorized agent for service of process in relation to any proceedings before the federal or state courts of the Borough of Manhattan, the City of New York in connection with this Agreement and shall keep the Security Trustee advised of the identity and location of such agent and acknowledges that it shall appoint Corporation Service Company as its agent for service of process at its registered office (being, on the Signing Date, at 1180 Avenue of the Americas, Suite 210, New York, NY 10036); and

(iii)	hereby irrevocably authorizes the Security Agent to appoint an agent for service of process on its behalf should it at any time fail to maintain in full force and effect a process agent in accordance with this Section 7.12 (Consent to Jurisdiction.), and the Security Trustee shall promptly notify it of any such appointment.

(d)	Each of the Parties hereto agree that upon service of process to the Pledgor’s agent for service of process appointed for such purpose under clause (c) above, a copy of such process shall be delivered to Pledgor, in accordance with the procedure for notices set forth in Section 12.7 (Notices) of the Common Security and Account Agreement, provided that the non-delivery of such copy shall not affect the enforceability of such process validly served upon such agent.

7.13 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

7.14 Reinstatement.

This Agreement and the Senior Debt Obligations shall continue to be effective or be automatically reinstated in the circumstances described in Section 10.1(a) (Nature of Obligations) of the Common Security and Account Agreement, with the same effect as if any references in such section to the “Company” were references to the “Pledgor” for the purposes of this Section 7.14.

7.15 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the commercial effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.16 Survival of Provisions.

All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Finance Documents, the execution and delivery of any Senior Debt Instruments, or any Permitted Senior Debt Hedging Instruments and the making of the Loans and extensions of credit thereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements, representations and warranties of Pledgor set forth herein shall terminate on the Discharge Date (other than those Senior Debt Obligations that under the terms of the Finance Documents survive the termination of the Finance Documents).

7.17 Successions or Assignments.

(a) Successors. This Agreement shall inure to the benefit of the successors and permitted assigns of the Secured Parties and such successors or assigns shall have, to the extent of their interest, the rights of the applicable Secured Party hereunder.

(b) Assignment. This Agreement is binding upon Pledgor and its successors and assigns. Other than through a transaction not prohibited by the Common Terms Agreement and the other Finance Documents, Pledgor is not entitled to assign its obligations hereunder to any other Person without the written consent of the Security Trustee, and any purported assignment in violation of this provision shall be void.

7.18 Headings Descriptive.

The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

7.19 Entire Agreement.

This Agreement, together with each other Finance Document is intended by the parties as a final expression of their agreement relating to the subject matter herein contained and is intended as a complete and exclusive statement of the terms and conditions thereof.

7.20 Counterparts.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

7.21 Limitation of Liability.

No claim shall be made by any party against any other party or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Finance Documents or any act or omission or event occurring in connection therewith; and each party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

7.22 Third Party Beneficiaries.

Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon, or give to any Person, other than Pledgor, the Security Trustee and the other Secured Parties, any security, rights, remedies or claims, legal or equitable, under or by reason hereof, or any covenant or condition hereof; and this Agreement and the covenants and agreements herein contained are and shall be held to be for the sole and exclusive benefit of Pledgor, the Security Trustee and the other Secured Parties.

7.23 Non Recourse.

Except to the extent provided in Section 10.3 (Limitation on Recourse) of the Common Security and Account Agreement, (a) the Non-Recourse Persons shall not be liable for any amount payable under this Agreement or any Finance Document and (b) no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Person for payment or performance of any obligation of the Loan Parties under this Agreement or the other Finance Documents. The provisions of Section 10.3 (Limitation on Recourse) of the Common Security and Account Agreement apply to this Agreement, mutatis mutandis.

7.24 Conflict.

Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Common Security and Account Agreement, the Common Security and Account Agreement shall govern.

7.25 Amendment and Restatement.

This Agreement amends, restates and supersedes the Initial Pledge Agreement in its entirety.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Agreement to be duly executed and delivered as of the date first above written.

SECURITY TRUSTEE: SOCIÉTÉ GÉNÉRALE

By:	/s/ Ellen Turkel
Name:	Ellen Turkel
Title:	Director

[SIGNATURE PAGE TO HOLDCO I PLEDGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR: CHENIERE CCH HOLDCO I, LLC

By:	/s/ Lisa C. Cohen
Name:	Lisa C. Cohen
Title:	Treasurer

[SIGNATURE PAGE TO HOLDCO I PLEDGE AGREEMENT]